February 6, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Kedem Pharmaceuticals Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Kedem Pharmaceuticals Inc. dated February 6, 2013. We agree with the statements concerning our Firm in such Form 8-K.

Yours very truly,

/s/ Leed Advisors Inc.

Leed Advisors Inc.

Chartered Accountants

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